Exhibit 99.1

PRESS RELEASE

Air Lease Corporation Reports Results for the Second Quarter of 2011

Second Quarter 2011 Highlights

•      Second consecutive quarter of profitability growth

•        Pre-tax income increased 121% to $10.9 million and net income increased 121% to $7.0 million, compared to Q1 2011

•        Adjusted net income[1] increased 66% to $19.5 million and adjusted EBITDA[1] increased 39% to $62.8 million, compared to Q1 2011

•        Quarterly cash provided by operating activities increased 26% to $48.5 million, compared to Q1 2011

•      Initial public offering on the New York Stock Exchange completed on April 25, 2011

•        Gross proceeds of $922.9 million

•      Grew our fleet and signed lease placements for deliveries from our order book

•        From 49 aircraft at the end of Q1 2011, we purchased 16 aircraft, growing our fleet by 33% to 65 aircraft at the end of Q2 2011

•        Entered into nine lease transactions covering 18 aircraft with eight customers

•      Strengthened our order book

•        Ended Q2 with 2011 forward purchase commitments for 22 new aircraft and nine used aircraft resulting in a total of 96 aircraft, building towards our goal of 100 aircraft by the end of the year

•        Entered into letters of intent to acquire up to 83 new aircraft from Airbus, Boeing and Embraer, delivering between 2012 and 2020

•      New source of funding

•        Issued $120.0 million in senior unsecured notes with a five-year term and a coupon of 5% in a private placement to institutional investors

Los Angeles, California, August 11, 2011 — Air Lease Corporation (ALC) (NYSE: AL) announced today the results of its operations for the second quarter ended June 30, 2011. ALC recorded its second quarterly positive pre-tax income of $10.9 million and net income of $7.0 million and recorded cash flow from operations of $48.5 million.

“Building on the success of our IPO in April, ALC continued generating growth by significantly increasing our portfolio of aircraft in the second quarter,” said Steven F. Udvar-Házy, Chairman and CEO of Air Lease Corporation. “Despite current volatility in the marketplace, the aviation industry has entered a period of expansion and ALC is capitalizing on opportunities as market conditions evolve.”

“With respect to the recent economic turmoil, credit markets have remained liquid and have had little impact on ALC’s short term borrowing costs thus far,” added John L. Plueger, President and Chief Operating Officer of Air Lease Corporation. “ALC is well capitalized with a strong balance sheet that has a debt to equity ratio less than 1:1. We have ample liquidity to continue our growth trajectory amidst the current market dislocation.”

The following table summarizes the results for the quarters ended June 30, 2011 and March 31, 2011:

	Q2 2011	Q1 2011	% change
Revenues	$74,344	$55,215	35%
Pre-tax income	$10,888	$4,924	121%
Net income	$7,023	$3,176	121%
Cash provided by operating activities	$48,483	$38,549	26%
Adjusted net income(1)	$19,459	$11,713	66%
Adjusted EBITDA(1)	$62,780	$45,249	39%
Diluted EPS	$0.08	$0.05	60%

[1]	See notes 1 and 2 to the Consolidated Statement of Operations included in this press release for a discussion of the non-GAAP measures adjusted net income and adjusted EBITDA.

2000 AVENUE OF THE STARS, SUITE 1000N — LOS ANGELES, CA 90067 TEL: (310) 553-0555 FAX: (310) 553-0999 — WWW.AIRLEASECORP.COM

Fleet Growth

Building on our base of 49 aircraft at March 31, 2011, we added 16 aircraft during the second quarter of 2011 and ended the quarter with 65 aircraft spread across a diverse and balanced customer base of 43 airlines in 26 countries. We continue to evaluate opportunities on an ongoing basis to acquire attractive aircraft from other leasing companies and our airline customers, as well as opportunistic transactions with the airframe manufacturers such that we estimate we will grow our fleet to approximately 100 aircraft by the end of 2011.

Below are portfolio metrics as of June 30, 2011 and December 31, 2010:

(dollars in thousands)	June 30, 2011	December 31, 2010
Fleet size	65	40
Weighted average fleet age	3.6 years	3.8 years
Weighted average remaining lease term	6.1 years	5.6 years
Aggregate fleet cost	$2,876,962	$1,649,071

The following table sets forth the number of aircraft we leased in the indicated regions as of June 30, 2011 and December 31, 2010:

	June 30, 2011		December 31, 2010
	Number of		Number of
	aircraft	% of total	aircraft	% of total
Europe	24	36.9%	16	40.0%
Asia/Pacific	22	33.9	11	27.5
Central America, South America and Mexico	8	12.3	5	12.5
U.S. and Canada	8	12.3	5	12.5
The Middle East and Africa	3	4.6	3	7.5

Total	65	100.0%	40	100.0%

The following table sets forth the number of aircraft we leased by aircraft type as of June 30, 2011 and December 31, 2010:

	June 30, 2011		December 31, 2010
	Number of		Number of
	aircraft	% of total	aircraft	% of total
Airbus A319-100	7	10.8%	7	17.5%
Airbus A320-200	16	24.6	8	20.0
Airbus A321-200	3	4.6	2	5.0
Airbus A330-200	5	7.7	2	5.0
Boeing 737-700	5	7.7	5	12.5
Boeing 737-800	24	36.9	14	35.0
Boeing 767-300ER	1	1.5	—	—
Boeing 777-300ER	4	6.2	2	5.0

Total	65	100.0%	40	100.0%

We have made further progress in placing our aircraft. As of June 30, 2011, we have entered into contracts for the lease of new and used aircraft scheduled to be delivered through 2017 as follows:

	Number of	Number
Delivery year	aircraft	leased	% Leased
2011	31	31	100.0%
2012	46	37	80.4
2013	25	14	56.0
2014	26	6	23.1
2015	24	—	—
Thereafter	91	—	—

Total	243	88	36.2%

Financing Activities

As of June 30, 2011, ALC had built a diverse lending group consisting of 16 banks providing lending facilities with an overall composite cost of funds of 3.29%. This rate does not include the effect of upfront fees, undrawn fees or issuance cost amortization. During the second quarter of 2011, the Company issued $120.0 million in senior unsecured notes in a private placement to institutional investors. The notes have a five-year term and a coupon of 5.0%. In addition, we entered into two five-year and one three-year unsecured term facilities totaling $17.0 million with interest rates ranging from 3.0% to 4.0%. As of quarter end, we had 12 unsecured revolving bilateral credit facilities totaling $313.0 million. In addition, two of our wholly-owned subsidiaries entered into two separate secured term facilities, with recourse to the Company, aggregating $82.8 million. The two facilities consisted of a three-year $20.3 million facility at a floating rate of LIBOR plus 2.75% and a $62.5 million facility with an eight-year $56.0 million tranche at a rate of LIBOR plus 2.99% and a two-year $6.5 million tranche at a rate of LIBOR plus 2.10%. In connection with these facilities, the Company pledged $129.0 million in aircraft collateral.

The Company’s consolidated debt as of June 30, 2011 and December 31, 2010 is summarized below:

(dollars in thousands)	June 30, 2011	December 31, 2010
Warehouse credit facility	$709,252	$554,915
Secured term debt financing	503,419	223,981
Unsecured financing	170,899	133,085

Total	$1,383,570	$911,981

Composite interest rate (1)	3.29%	3.32%

(1)	This rate does not include the effect of upfront fees, undrawn fees or issuance cost amortization.

On April 1, 2011, we executed an amendment to the Warehouse Facility that took effect on April 21, 2011. This facility, as amended, provides us with financing of up to $1.25 billion. We are able to draw on this facility, as amended, during an availability period that was extended to June 2013. The interest rate on this facility, as amended, was reduced to LIBOR plus 2.50% on drawn balances and 0.75% on undrawn balances.

During the second quarter of 2011, the Company drew $104.9 million under the Warehouse Facility and incrementally pledged $163.1 million in aircraft collateral. As of June 30, 2011, the Company had borrowed $709.3 million under the Warehouse Facility and pledged 28 aircraft as collateral with a net book value of $1.2 billion.

Financial Results for the Second Quarter of 2011

For the three months ended June 30, 2011, the Company reported consolidated net income of $7.0 million, or $0.08 per diluted share, compared to a consolidated net loss of $41.1 million, or $2.37 per diluted share, for the three months ended June 30, 2010. The increase in net income for 2011, compared to 2010, was primarily attributable to the acquisition and lease of additional aircraft and the effect of a one-time $35.8 million charge for the amortization of convertible debt discounts recorded during the second quarter of 2010.

For the quarter ended June 30, 2011, we recorded $74.0 million in rental revenue, which includes overhaul revenue of $2.6 million. For the quarter ended June 30, 2010, we recorded $1.2 million in rental revenue, which includes overhaul revenue of $0.2 million. The increase in rental revenue for the three months ended June 30, 2011, compared to 2010, was attributable to the acquisition and lease of additional aircraft. The full impact on rental revenue for aircraft acquired during the quarter will be reflected in subsequent periods.

Interest expense totaled $15.8 million and $38.5 million for the three months ended June 30, 2011 and 2010, respectively. The change was primarily due to an increase in our outstanding debt balances resulting in an $8.3 million increase in interest, an increase of $1.5 million in amortization of our deferred debt issue costs and a $3.3 million extinguishment of debt charge resulting from replacing two banks in our Warehouse Facility in connection with its modification in April 2011, offset by a one-time $35.8 million charge for the amortization of convertible debt discounts recorded during the second quarter of 2010.

We recorded selling, general and administrative expenses of $11.3 million and $5.8 million for the three months ended June 30, 2011 and 2010, respectively. Selling, general and administrative expense represents a disproportionately higher percentage of revenues during our initial years of operation. As we continue to add new aircraft to our portfolio, we expect selling, general and administrative expense to continue decreasing as a percentage of our revenue.

During the three months ended June 30, 2011, the Company recorded $48.5 million of cash from operations compared to $0.2 million for the three months ended June 30, 2010. The increase in cash from operating activities for 2011, compared to 2010, was primarily attributable to the acquisition and lease of additional aircraft.

Financial Results for the First Six Months of 2011

For the six months ended June 30, 2011, the Company reported consolidated net income of $10.2 million, or $0.13 per diluted share, compared to a consolidated net loss of $41.6 million, or $4.17 per diluted share, for the period from inception to June 30, 2010. The increase in net income for 2011, compared to 2010, was primarily attributable to the acquisition and lease of additional aircraft and the effect of a one-time $35.8 million charge for the amortization of convertible debt discounts recorded during the second quarter of 2010.

For the six months ended June 30, 2011, we recorded $128.6 million in rental revenue, which includes overhaul revenue of $4.3 million. For the period from inception to June 30, 2010, we recorded $1.2 million in rental revenue, which includes overhaul revenue of $0.2 million. The increase in rental revenue for 2011, compared to 2010, was attributable to the acquisition and lease of additional aircraft. The full impact on rental revenue for aircraft acquired during the quarter will be reflected in subsequent periods.

Interest expense totaled $27.2 million and $38.5 million for the six months ended June 30, 2011 and the period from inception to June 30, 2010, respectively. The change was primarily due to an increase in our outstanding debt balances resulting in a $17.3 million increase in interest, an increase of $3.8 million in amortization of our deferred debt issue costs and a $3.3 million extinguishment of debt charge resulting from replacing two banks in our Warehouse Facility in connection with its modification in April 2011, offset by a one-time $35.8 million charge for the amortization of convertible debt discounts recorded during the second quarter of 2010.

We recorded selling, general and administrative expenses of $21.1 million and $6.2 million for the six months ended June 30, 2011 and the period from inception to June 30, 2010, respectively. Selling, general and administrative expense represents a disproportionately higher percentage of revenues during our initial years of operation. As we continue to add new aircraft to our portfolio, we expect selling, general and administrative expense to continue decreasing as a percentage of our revenue.

During the six months ended June 30, 2011, the Company recorded $87.0 million of cash from operations compared to $2.0 million for the period from inception to June 30, 2010. The increase in cash from operating activities for 2011, compared to 2010, was primarily attributable to the acquisition and lease of additional aircraft.

Conference Call

In connection with the earnings release, Air Lease Corporation will host a conference call on August 11, 2011 at 4:30 PM Eastern Time to discuss the Company's financial results for the second quarter of 2011.

Investors can participate in the conference call by dialing 1-800-798-2796 domestic or 1-617-614-6204 international. The passcode for the call is 11523124.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on August 11, 2011 until 11:59 PM ET August 12, 2011. If you wish to listen to the replay of this conference call, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 61067132.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

About Air Lease Corporation

Launched in 2010, Air Lease Corporation is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC's website at www.airleasecorp.com.

Contact

Investors:
Ryan McKenna Director, Strategic Planning and Investor Relations Email: rmckenna@airleasecorp.com
Media:
Laura St. John Media and Investor Relations Coordinator Email: lstjohn@airleasecorp.com Phone: +1 310.553.0555 Fax: +1 310.553.0999

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance that are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

•	our status as a recently organized corporation with a limited operating history;

•	our inability to make acquisitions of, or lease, aircraft on favorable terms;

•

our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

•	our inability to obtain refinancing prior to the time our debt matures;

•	impaired financial condition and liquidity of our lessees;

•	deterioration of economic conditions in the commercial aviation industry generally;

•	increased maintenance, operating or other expenses or changes in the timing thereof;

•	changes in the regulatory environment;

•	our inability to effectively deploy the net proceeds of our equity offerings;

•	the existence of registration rights with respect to a portion of our outstanding common stock; and

•	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

AIR LEASE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$445,038	$328,821
Restricted cash	68,862	48,676

Flight equipment subject to operating leases	2,876,962	1,649,071
Less accumulated depreciation	(62,036)	(19,262)

	2,814,926	1,629,809

Deposits on flight equipment purchases	319,102	183,367
Deferred debt issue costs - less accumulated amortization of $9,418 and $4,754 as of June 30, 2011 and December 31, 2010, respectively	47,974	46,422
Deferred taxes	3,261	8,875
Other assets	54,336	30,312

Total assets	$3,753,499	$2,276,282

Liabilities and Shareholders’ Equity
Accrued interest and other payables	$28,986	$22,054
Debt financing	1,383,570	911,981
Security deposits and maintenance reserves on flight equipment leases	199,390	109,274
Rentals received in advance	15,205	8,038

Total liabilities	1,627,151	1,051,347

Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Class A Common Stock, $0.01 par value; authorized 500,000,000 shares; issued and outstanding 98,885,131 and 63,563,810 shares at June 30, 2011 and December 31, 2010, respectively	984	636
Class B Non-Voting Common Stock, $0.01 par value; authorized 10,000,000 shares; issued and outstanding 1,829,339 shares	18	18
Paid-in capital	2,167,187	1,276,321
Accumulated deficit	(41,841)	(52,040)

Total shareholders’ equity	2,126,348	1,224,935

Total liabilities and shareholders' equity	$3,753,499	$2,276,282

AIR LEASE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,	For the period from inception to June 30,
(in thousands, except share data)	2011	2010	2011	2010
Revenues
Rental of flight equipment	$74,004	$1,235	$128,616	$1,235
Interest and other	340	474	943	474

Total revenues	74,344	1,709	129,559	1,709

Expenses
Interest	10,090	1,838	19,150	1,838
Amortization of deferred debt issue costs	2,336	875	4,664	875
Extinguishment of debt	3,349	—	3,349	—
Amortization of convertible debt discounts	—	35,798	—	35,798

Interest expense	15,775	38,511	27,163	38,511
Depreciation of flight equipment	24,644	327	42,774	327
Selling, general and administrative	11,284	5,759	21,149	6,236
Stock-based compensation	11,753	2,255	22,660	2,255

Total expenses	63,456	46,852	113,746	47,329

Income (Loss) before taxes	10,888	(45,143)	15,813	(45,620)
Income tax (expense) benefit	(3,865)	4,002	(5,614)	4,002

Net income (loss)	$7,023	$(41,141)	$10,199	$(41,618)

Net income (loss) attributable to common shareholders per share
Net income (loss)
Basic	$0.08	$(2.37)	$0.13	$(4.17)
Diluted	$0.08	$(2.37)	$0.13	$(4.17)
Weighted-average shares outstanding
Basic	91,039,329	17,394,121	78,287,085	9,981,375
Diluted	91,163,657	17,394,121	78,408,463	9,981,375

Other Financial Data
Adjusted net income (loss) (1)	$19,459	$(3,315)	$31,172	$(3,792)
Adjusted EBITDA (2)	$62,780	$3,550	$108,029	$3,073

(1)

Adjusted net income (loss) (defined as net income before stock-based compensation expense and non-cash interest expense, which includes the amortization of debt issuance costs and extinguishment of debt) is a measure of both operating performance and liquidity that is not defined by United States generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income (loss), income from operations or any other performance measures derived in accordance with GAAP. Adjusted net income (loss) is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted net income (loss) provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted net income (loss) as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted net income (loss) as an analytical tool and a reconciliation of adjusted net income (loss) to our GAAP net income (loss) and cash flow from operating activities.

Operating Performance: Management and our board of directors use adjusted net income (loss) in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted net income (loss) as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted net income (loss) assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily one-time amortization of convertible debt discounts) and stock-based compensation expense from our operating results. In addition, adjusted net income (loss) helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

Liquidity: In addition to the uses described above, management and our board of directors use adjusted net income as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

Limitations: Adjusted net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

•

adjusted net income (loss) does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, or (ii) changes in or cash requirements for our working capital needs; and

•

our calculation of adjusted net income (loss) may differ from the adjusted net income (loss) or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure.

The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted net income (loss) for three months ended June 30, 2011 and 2010, the six months ended June 30, 2011 and the period from inception to June 30, 2010:

	For the three months ended June 30,		For the six months ended June 30,	For the period from Inception to June 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of cash flows from operating activities to adjusted net income (loss):
Net cash provided by operating activities	$48,483	$209	$87,032	$2,019
Depreciation of flight equipment	(24,644)	(327)	(42,774)	(327)
Stock-based compensation	(11,753)	(2,255)	(22,660)	(2,255)
Deferred taxes	(3,866)	4,002	(5,614)	4,002
Amortization of deferred debt issue costs	(2,336)	(875)	(4,664)	(875)
Extinguishment of debt	(3,349)	—	(3,349)	—
Amortization of convertible debt discounts	—	(35,798)	—	(35,798)
Changes in operating assets and liabilities:
Lease receivables and other assets	14,042	1,094	16,327	1,199
Accrued interest and other payables	(5,904)	(5,032)	(6,932)	(7,424)
Rentals received in advance	(3,650)	(2,159)	(7,167)	(2,159)

Net income (loss)	7,023	(41,141)	10,199	(41,618)
Amortization of debt issue costs	2,336	875	4,664	875
Extinguishment of debt	3,349	—	3,349	—
Amortization of convertible debt discounts	—	35,798	—	35,798
Stock-based compensation	11,753	2,255	22,660	2,255
Tax effect	(5,002)	(1,102)	(9,700)	(1,102)

Adjusted net income (loss)	$19,459	$(3,315)	$31,172	$(3,792)

	For the three months ended June 30,		For the six months ended June 30,	For the period from Inception to June 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of net income (loss) to adjusted net income (loss):
Net income (loss)	$7,023	$(41,141)	$10,199	$(41,618)
Amortization of debt issue costs	2,336	875	4,664	875
Extinguishment of debt	3,349	—	3,349	—
Amortization of convertible debt discounts	—	35,798	—	35,798
Stock-based compensation	11,753	2,255	22,660	2,255
Tax effect	(5,002)	(1,102)	(9,700)	(1,102)

Adjusted net income (loss)	$19,459	$(3,315)	$31,172	$(3,792)

(2)

Adjusted EBITDA (defined as net income (loss) before net interest expense, extinguishment of debt, stock-based compensation expense, income tax (expense) benefit, and depreciation and amortization expense) is a measure of both operating performance and liquidity that is not defined by GAAP and should not be considered as an alternative to net income (loss), income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted EBITDA provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted EBITDA as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted EBITDA as an analytical tool and a reconciliation of adjusted EBITDA to our GAAP net loss and cash flow from operating activities.

Operating Performance: Management and our board of directors use adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure and stock-based compensation expense from our operating results. In addition, adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

Liquidity: In addition to the uses described above, management and our board of directors use adjusted EBITDA as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

Limitations: Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;

•	adjusted EBITDA does not reflect interest expense or cash requirements necessary to service interest or principal payments on our debt; and

•	other companies in our industry may calculate these measures differently from how we calculate these measures, limiting their usefulness as comparative measures.

The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted EBITDA for the three months ended June 30, 2011 and 2010, the six months ended June 30, 2011 and the period from inception to June 30, 2010:

	For the three months ended June 30,		For the six months ended June 30,	For the period from Inception to June 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of cash flows from operating activities to adjusted EBITDA:
Net cash provided by operating activities	$48,483	$209	$87,032	$2,019
Depreciation of flight equipment	(24,644)	(327)	(42,774)	(327)
Stock-based compensation	(11,753)	(2,255)	(22,660)	(2,255)
Deferred taxes	(3,866)	4,002	(5,614)	4,002
Amortization of deferred debt issue costs	(2,336)	(875)	(4,664)	(875)
Extinguishment of debt	(3,349)	—	(3,349)	—
Amortization of convertible debt discounts	—	(35,798)	—	(35,798)
Changes in operating assets and liabilities:
Lease receivables and other assets	14,042	1,094	16,327	1,199
Accrued interest and other payables	(5,904)	(5,032)	(6,932)	(7,424)
Rentals received in advance	(3,650)	(2,159)	(7,167)	(2,159)

Net income (loss)	7,023	(41,141)	10,199	(41,618)
Net interest expense	15,495	38,107	26,782	38,107
Income taxes	3,865	4,002	5,614	4,002
Depreciation	24,644	327	42,774	327
Stock-based compensation	11,753	2,255	22,660	2,255

Adjusted EBITDA	$62,780	$3,550	$108,029	$3,073

	For the three months ended June 30,		For the six months ended June 30,	For the period from Inception to June 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of net income (loss) to adjusted EBITDA:
Net income (loss)	$7,023	$(41,141)	$10,199	$(41,618)
Net interest expense	15,495	38,107	26,782	38,107
Income taxes	3,865	4,002	5,614	4,002
Depreciation	24,644	327	42,774	327
Stock-based compensation	11,753	2,255	22,660	2,255

Adjusted EBITDA	$62,780	$3,550	$108,029	$3,073

AIR LEASE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended	For the period from Inception to
(dollars in thousands)	June 30, 2011	June 30, 2010
Operating Activities
Net income (loss)	$10,199	$(41,618)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of flight equipment	42,774	327
Stock-based compensation	22,660	2,255
Deferred taxes	5,614	(4,002)
Amortization of deferred debt issue costs	4,664	875
Extinguishment of debt	3,349	—
Amortization of convertible debt discounts	—	35,798
Changes in operating assets and liabilities:
Lease receivables and other assets	(16,327)	(1,199)
Accrued interest and other payables	6,932	7,424
Rentals received in advance	7,167	2,159

Net cash provided by operating activities	87,032	2,019

Investing Activities
Acquisition of flight equipment under operating lease	(1,177,551)	(319,585)
Payments for deposits on flight equipment purchases	(169,143)	(15,850)
Acquisition of furnishings, equipment and other assets	(24,629)	(166)

Net cash used in investing activities	(1,371,323)	(335,601)

Financing Activities
Issuance of common stock and warrants	868,554	1,059,707
Issuance of convertible notes	—	60,000
Proceeds from debt financings	945,750	29,300
Payments in reduction of debt financings	(474,161)	(4,300)
Restricted cash	(20,186)	(16,394)
Debt issue costs	(9,565)	(47,006)
Changes in security deposits and maintenance reserves on flight equipment leases	90,116	9,136

Net cash provided by financing activities	1,400,508	1,090,443

Net increase in cash	116,217	756,861
Cash at beginning of period	328,821	—

Cash at end of period	$445,038	$756,861

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $4,214 at June 30, 2011 and capitalized interest of $66 at June 30, 2010	$22,801	$294

Supplemental Disclosure of Noncash Activities
Deposits on flight equipment purchases applied to acquisition of flight equipment under operating leases	$33,408	$250